CHYRON REPORTS FINANCIAL RESULTS
FOR THE FOURTH QUARTER AND FULL YEAR 2010

MELVILLE, N.Y., March 17, 2011 -- Chyron (NASDAQ:  CHYR), a leading provider of Graphics as a Service for on air, online, out of home, and mobile applications, today announced its financial results for the fourth quarter and full year ended December 31, 2010.

Fourth Quarter and Full Year 2010 Financial Highlights:

•	Revenues of $27.73 million for fiscal 2010, up 8% from fiscal 2009; revenues of $7.03 million for fourth quarter 2010, down 2% from $7.18 million for fourth quarter 2009;
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Net loss of $2.40 million for fiscal 2010, a 23% improvement compared to a net loss of $3.12 million for fiscal 2009; net loss of $0.55 million for the fourth quarter of 2010, compared to a net loss of $0.31 million for the fourth quarter of 2009;

•
Earnings before interest, taxes, depreciation and amortization plus non-cash share-based compensation expense (“Adjusted EBITDA”) of $0.34 million for fiscal 2010, compared to an Adjusted EBITDA loss of $1.02 million for fiscal 2009; Adjusted EBITDA earnings of $0.07 million in the fourth quarter of 2010 versus Adjusted EBITDA earnings of $0.67 million for the prior year’s fourth quarter.

Michael Wellesley-Wesley, Chyron President and CEO, commented, “Our continued vigilance toward operating costs allowed us to be cash generative and end the year with a balance of $5.6 million – an increase of more than $300 thousand during the year.  While we were mindful of our level of spending, building a stronger company remains our top priority.  We invested almost every dollar we generated in rounding out our product line in addition to building our sales and marketing team in the second half of 2010 with a view to emerging stronger as the economy recovers.”

Mr. Wellesley-Wesley concluded, “Full-year revenue increased 8% as the broadcast market continued its recovery, particularly in the second half of the year; however, in the fourth quarter we showed a 2% revenue decline from the prior year’s fourth quarter.  This modest decline actually paints an incomplete picture of our overall growth in the quarter as well as that of the domestic broadcast market as a whole.”

“In terms of Chyron, services revenues, which include revenues from our AXIS cloud-based graphics service, as well as maintenance agreements related to our systems business and our creative services group, actually increased 36% over the fourth quarter last year. Moreover, the media market continued its slow climb toward recovery during the quarter. Many of our domestic customers realized double digit year-over-year revenue growth as political and automotive advertising revenues increased, but this growth came too late to impact 2010 capital expenditures spending for our customers. We are guardedly confident that the recovery in the broadcast markets will continue and will generate renewed demand for our products and services offerings throughout 2011 and into 2012.”

Fourth Quarter Financial Results

For the fourth quarter of 2010, total revenues were $7.03 million, a decrease of 2% from revenues of $7.18 million for the fourth quarter of 2009.

Service revenues, which include revenues from the Company’s AXIS cloud-based graphics service, as well as systems hardware and software maintenance agreements, training and creative services, were $1.65 million for the quarter, a 36% increase over service revenues of $1.22 million for the prior year’s fourth quarter. Service revenues as a percentage of total revenues increased to 23% from 17% in the prior year’s fourth quarter.  Product revenues were $5.38 million for the fourth quarter, a 10% decrease from the prior year’s fourth quarter.

Gross profit margin was 68% for the fourth quarter of 2010, compared to 70% for the same period in 2009. Operating expenses were $5.44 million for the fourth quarter, increasing 9% from operating expenses of $4.98 million for the prior year’s fourth quarter, primarily due to increased spending in the sales and marketing areas. Operating loss in the fourth quarter of 2010 was $0.63 million, compared to operating income of $0.05 million for the prior year’s fourth quarter.

Net loss for the fourth quarter of 2010 was $0.55 million, compared to a $0.31 million net loss for the fourth quarter of 2009.  The Company reported a basic and diluted loss per share of $0.03 for the fourth quarter of 2010, compared to a basic and diluted loss per share of $0.02 for the same period in 2009.

2010 Full Year Results

For the year ended December 31, 2010, total revenues were $27.73 million, an increase of $2.12 million, or 8% over fiscal 2009’s $25.61 million.

Service revenues were $6.28 million, up $1.47 million, or 31%, year-over-year.  Product revenues increased $0.65 million to $21.45 million, or 3% year-over-year. Service revenues increased to 23% of total revenues in 2010, from 19% of total revenues in 2009.

Gross profit margins were 69% in 2010, the same as in 2009. Operating expenses were $21.66 million for 2010, compared to $21.15 million for 2009. While there was an operating loss of $2.44 million in 2010, this represents a $1.11 million, or 31% improvement over the $3.55 million operating loss reported for 2009.

Net loss for 2010 was $2.40 million, a $0.72 million, or 23% improvement over the $3.12 million net loss reported for 2009. The Company reported a basic and diluted loss per share of $0.15 per share for fiscal 2010, compared to a basic and diluted loss per share of $0.20 for fiscal 2009.

Conference Call and Webcast: Fourth Quarter and Full Year 2010 Financial Results:

Chyron Corporation management will host a conference call on Thursday, March 17, 2011, at 10:00 a.m. Eastern time, to review the fourth quarter and full year 2010 results. Participants using the telephone should dial 877-556-5248 (U.S. and Canada) or 720-545-0029 (International) and refer to passcode 44516275. Web participants are encouraged to go to either www.chyron.com or www.earnings.com at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. The replay numbers are 800-642-1687 (U.S. and Canada) or 706-645-9291 (International) and refer to passcode 44516275. The online archives will be available on both sites shortly after the conclusion of the call. Each replay will be available from 1:00 p.m. Eastern time on March 17 until April 14, 2011.

About Chyron

As the pioneer of graphics as a service for all digital video media, Chyron (NASDAQ: CHYR) continues to define the world of digital and broadcast graphics with Web, mobile, HD, 3D, and newsroom integration solutions. Winner of numerous awards, including two Emmy® Awards, Chyron has proved itself as the undisputed leader in the industry with sophisticated graphics offerings that include Chyron’s AXIS Graphics online content creation software and order management system, on-air graphics systems, clip servers, channel branding, and graphics asset management solutions. More information about Chyron products and services is available on the company websites: www.chyron.com and www.axisgraphics.tv. The company’s investor relations information is at www.chyron.com via the “Investors” link.

Special Note Regarding Forward-looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements relating to (i) our belief that economic conditions are improving in the digital and broadcast industry as a whole, (ii) our view that we have positioned Chyron to benefit from a recovery in our customers’ capital expenditures spending, (iii) our expectation of stronger revenue growth throughout 2011 and into 2012, and (iv) our expectation that by improving our technology assets we will be able to take advantage of growth opportunities from what we view to be a recovery in our industry. These forward-looking statements are based on management's current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to:  current and future economic conditions that may adversely affect our business and customers; our revenues and profitability may fluctuate from period to period and therefore may fail to meet expectations, which could have a material adverse effect on our business, financial condition and results of operations; our ability to maintain adequate levels of working capital; our ability to successfully maintain the level of operating costs; our ability to obtain financing for our future needs should there be a need; our ability to incentivize and retain our current senior management team and continue to attract and retain qualified scientific, technical and business personnel; our ability to expand our AXIS online graphics creation solution or to develop other new  products and services; our ability to generate sales and profits from our AXIS online graphics services, workflow and asset management solutions and Mobile Suite products; rapid technological changes and new technologies that could render certain of our products and services to be obsolete; competitors with significantly greater financial resources; new product and service introductions by competitors; expansion into new markets; and, other factors discussed under the heading "Risk Factors" contained in Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2009, which has been filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time. All information in this press release is as of the date of the release, and we undertake no duty to update this information unless required by law.

- Tables Follow -

CHYRON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009

Net sales	$7,034	$7,182	$27,727	$25,614
Gross profit	4,812	5,025	19,220	17,597
Operating expenses:
Selling, general and administrative	3,788	3,402	15,008	14,031
Research and development	1,650	1,575	6,648	7,118
Total operating expenses	5,438	4,977	21,656	21,149
Operating income (loss)	(626)	48	(2,436)	(3,552)
Interest and other income (expense), net	(44)	(57)	(98)	(103)
Loss before taxes	(670)	(9)	(2,534)	(3,655)
Income tax (expense) benefit, net	120	(303)	138	538
Net loss	$(550)	$(312)	$(2,396)	$(3,117)

Net loss per common share -
Basic	$(0.03)	$(0.02)	$(0.15)	$(0.20)
Diluted	$(0.03)	$(0.02)	$(0.15)	$(0.20)

Weighted average number of common and
common equivalent shares outstanding:
Basic	16,037	15,850	15,969	15,765
Diluted	16,037	15,850	15,969	15,765

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands)
	December 31,	December 31,
	2010	2009
Assets:
Cash and cash equivalents	$5,565	$5,238
Accounts receivable, net	4,141	3,477
Inventories, net	2,218	2,515
Deferred taxes	2,869	2,490
Other current assets	775	943
Total current assets	15,568	14,663
Deferred taxes	17,343	17,705
Goodwill and intangible assets, net	2,829	2,951
Other non-current assets	1,681	2,254
Total assets	$37,421	$37,573

Liabilities and shareholders' equity:
Current liabilities	$7,206	$5,862
Non-current liabilities	2,605	3,627
Total liabilities	9,811	9,489

Shareholders' equity	27,610	28,084
Total liabilities and shareholders' equity	$37,421	$37,573

The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization plus non-cash share-based compensation expense. These results are provided as a complement to results provided in accordance with GAAP because management believes this non-GAAP financial measure is a good indication of the Company's ability to generate cash that is or will be used in the business. Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered a substitute for net income (loss) as a measure of performance.

RECONCILIATION OF ADJUSTED EBITDA TO NET LOSS (Unaudited)
(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009

Net loss	$(550)	$(312)	$(2,396)	$(3,117)
Interest (income) expense, net	13	18	58	56
Income tax (benefit) expense	(120)	303	(138)	(538)
Depreciation and amortization	261	350	1,043	1,071
Non-cash share-based compensation expense	467	309	1,770	1,505
Adjusted EBITDA	$71	$668	$337	$(1,023)

Source: Chyron Corporation

Investor Relations
KCSA Strategic Communications
Phil Carlson / Marybeth Csaby
212-896-1233 / 212-896-1276
Chyron@kcsa.com

Chyron Corporation
Jerry Kieliszak
Sr. Vice President & Chief Financial Officer
631-845-2011